Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of

Pacific Capital Funds:

We consent to the incorporation by reference of our reports dated September 25, 2009 relating to the July 31, 2009 financial statements and financial highlights of the Pacific Capital High Grade Core Fixed Income Fund and the Pacific Capital International Stock Fund, two of the portfolios comprising Pacific Capital Funds, and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

July 9, 2010